EXHIBIT 99.1

To: Plan Participant (customized here with participant’s name)

From: Tom Vessey, President/CEO

Date: March 28, 2006

Subject: Bank-Owned Life Insurance Program Participation

1st Centennial Bank is preparing to make an investment associated with its executive benefits plan. We’d like to give you some information about this investment as well as ask for your help.

To offset a portion of the bank’s benefit plan expenses, the Bank has decided to purchase additional bank-owned life insurance (BOLI). BOLI is a regulatory approved expense offset strategy under which the Bank pays for, owns, and is the beneficiary of life insurance policies covering the lives of designated Bank officers. Because these policies have favorable tax treatment, BOLI produces a higher comparative yield than many other traditional bank investments. As a result it helps increase bank earnings. After studying our options, we have determined that BOLI is the most economical way for the company to offset a portion of the Bank’s benefit costs.

Here is where we need your help. For the Bank to purchase BOLI, we need to apply for life insurance policies on a designated officer group. You have been selected to participate, and we need your consent to be insured. BOLI’s flexibility as a bank asset gives us the opportunity to improve your life insurance benefits, if you agree to participate in this insurance program.

•	1st Centennial Bank will own and pay for a policy that covers your life.

•	As a participant in this program you will be provided with a death benefit of $50,000 for as long as you are employed by the Bank. This is in addition to your current life insurance benefits.

•	There is no cost to you, and you will not be required to take a physical examination.

If you choose to participate, please complete the attached forms as indicated on the instruction sheet and sign each form indicating that you agree to be insured. The completed and signed forms are to be returned to Beth Sanders by March 29th, 2006. If you have questions please contact Beth Sanders at 909-748-6427.

The Bank is committed to supporting your career growth and financial security; we appreciate your commitment to our success.

Sincerely,

__________________                                                               Agreed: ___________________________

1st Centennial Bank                                                                                                           Participant